CERTIFICATE OF INCORPORATION

OF

LEMONT INC

Under Section 402 of the Business Corporation Law

I, the undersigned, a natural person of at least 18 years of age, for the purpose of forming a corporation under Section 402 of the Business Corporation Law of the State of New York hereby certify:

FIRST:	The name of the corporation is:

Lemont Inc

SECOND:	This corporation is formed to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law, provided that it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD:	The county, within this state, in which the office of the corporation is to be located is QUEENS.

FOURTH:	The total number and value of shares of common stock which the corporation shall have authority to issue is: 200 SHARES WITH NO PAR VALUE.

FIFTH:	The Secretary of State is designated as agent of the corporation upon whom process against it may be served. The address within or without this state to which the Secretary of State shall mail a copy of any process against the corporation served upon him or her is:

WanjunXie

135-50 Roosevelt Ave., 308

Flushing, NY 11354

I certify that I have read the above statements, I am authorized to sign these Certificate of Incorporation, that the above statements are true and correct to the best of my knowledge and belief and that my signature typed below constitutes my signature.

Wanjun Xie (signature)

Wanjun Xie, INCORPORATOR

135-50 Roosevelt Ave., 308

Flushing, NY 11354

DOS-1239-f-11 (Rev. 02/12)	FILE NUMBER: 140815010254; DOS ID: 4622647